Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

RENOVORX, INC.

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share(3)	Rule 457(c)	1,947,040	(2)	$3.21	$6,249,998.40	0.00011020	$688.75
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
Total Offering Amounts							$6,249,998.40		$688.75
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due

(1) Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the securities being registered hereunder also include such indeterminate number of additional shares of common stock as may from time to time be issued after the date hereof as a result of stock splits, stock dividends, recapitalizations or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(g) of the Securities Act, based on the price at which the warrants may be exercised.

(3) Represents shares of our common stock offered by Armistice Capital Master Fund Ltd. (the “Selling Stockholder”) issuable upon the exercise of warrants to purchase common stock issued to the Selling Stockholder in a private placement.